Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

NATIONAL CITY BANK, as Documentation Agent

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

A PARTY HERETO, as Lenders

and

COBRA ELECTRONICS CORPORATION, as Borrower

DATED AS OF OCTOBER 19, 2006

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10.	TERMINATION		36

11.	REPRESENTATIONS AND WARRANTIES		36
	(a)	Financial Statements and Other Information	37
	(b)	Locations	37
	(c)	Loans	37
	(d)	Accounts and Inventory	37
	(e)	Liens	38
	(f)	Organization, Authority and No Conflict	38
	(g)	Litigation	38
	(h)	Compliance with Laws and Maintenance of Permits	38
	(i)	Affiliate Transactions	39
	(j)	Names and Trade Names	39
	(k)	Equipment	39
	(l)	Enforceability	39
	(m)	Solvency	39
	(n)	Indebtedness	40
	(o)	Margin Security and Use of Proceeds	40
	(p)	Parent, Subsidiaries and Affiliates	40
	(q)	No Defaults	40
	(r)	Employee Matters	40
	(s)	Intellectual Property	41
	(t)	Environmental Matters	41
	(u)	ERISA Matters	41
	(v)	Related Agreements	41

12.	AFFIRMATIVE COVENANTS		42
	(a)	Maintenance of Records	42
	(b)	Notices	43
	(c)	Compliance with Laws and Maintenance of Permits; OFAC Compliance	44
	(d)	Inspection and Audits	45
	(e)	Insurance	45
	(f)	Collateral	47
	(g)	Use of Proceeds	47
	(h)	Taxes	47
	(i)	Intellectual Property	48
	(j)	Checking Account	48
	(k)	Interest Rate Protection	48

13.	NEGATIVE COVENANTS		48
	(a)	Guaranties	48
	(b)	Indebtedness	49
	(c)	Liens	49

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	(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business	49
	(e)	Dividends and Distributions; Payments of Seller Earnout	50
	(f)	Investments; Loans	50
	(g)	Fundamental Changes, Line of Business	50
	(h)	Equipment	51
	(i)	Use of Proceeds	51
	(j)	Affiliate Transactions	51
	(k)	Settling of Accounts	51
	(l)	Management Fees; Compensation	51
	(m)	Amendments to Related Agreements	52
	(n)	Cobra UK	52

14.	FINANCIAL COVENANTS		52
	(a)	Tangible Net Worth	52
	(b)	EBITDA	52
	(c)	Total Debt to EBITDA Ratio	53
	(d)	Fixed Charge Coverage Ratio	54
	(e)	Capital Expenditure Limitations	54

15.	DEFAULT		54
	(a)	Payment	54
	(b)	Breach of this Agreement and the Other Agreements	54
	(c)	Breaches of Other Obligations	54
	(d)	Breach of Representations and Warranties	55
	(e)	Loss of Collateral	55
	(f)	Levy, Seizure or Attachment	55
	(g)	Bankruptcy or Similar Proceedings	56
	(h)	Appointment of Receiver	56
	(i)	Judgment	56
	(j)	Death or Dissolution of Obligor	56
	(k)	Default or Revocation of Guaranty	56
	(l)	Criminal Proceedings	57
	(m)	Change of Control	57

16.	REMEDIES UPON AN EVENT OF DEFAULT		57

17.	CONDITIONS PRECEDENT		58

18.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS		59

19.	AGENT		60
	(a)	Appointment of Administrative Agents	60
	(b)	Nature of Duties of Administrative Agent	61
	(c)	Lack of Reliance on Administrative Agent	61
	(d)	Certain Rights of Administrative Agent	62
	(e)	Reliance by Administrative Agent	62
	(f)	Indemnification of Administrative Agent	62

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	(g) Administrative Agent in its Individual Capacity	63
	(h) Holders of Notes	63
	(i) Successor Administrative Agent	63
	(j) Collateral Matters	64
	(k) Actions with Respect to Defaults	65
	(l) Delivery of Information	66
	(m) Demand	66
	(n) Notice of Default	66
	(o) Documentation Agent	66

20.	ASSIGNABILITY	67

21.	AMENDMENTS, ETC	69

22.	NONLIABILITY OF AGENTS AND LENDERS	70

23.	INDEMNIFICATION	70

24.	CUSTOMER IDENTIFICATION - USA PATRIOT ACT NOTICE	71

25.	NOTICE	71

26.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION	71

27.	HEADINGS OF SUBDIVISIONS	72

28.	POWER OF ATTORNEY	72

29.	CONFIDENTIALITY	73

30.	COUNTERPARTS	73

31.	ELECTRONIC SUBMISSIONS	73

32.	WAIVER OF JURY TRIAL; OTHER WAIVERS	74

33.	EFFECT OF AMENDED AND RESTATEMENT	75

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B — COMPLIANCE CERTIFICATE

EXHIBIT C — COMMERCIAL TORT CLAIMS

EXHIBIT D — FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

SCHEDULE 1 — CONCENTRATION LIMITS

SCHEDULE 1A — PERMITTED LIENS

SCHEDULE 11(f) —ORGANIZATIONAL IDENTIFICATION NUMBERS

SCHEDULE 11(g) — LITIGATION

SCHEDULE 11(i) — AFFILIATE TRANSACTIONS

SCHEDULE 11(j) — NAMES & TRADE NAMES

SCHEDULE 11(n) — INDEBTEDNESS

SCHEDULE 11(p) — PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 17(a) — CLOSING DOCUMENT CHECKLIST

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 19th day of October, 2006 by and among LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity “LaSalle”), as a Lender and as administrative agent (“Administrative Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), 135 South LaSalle Street, Chicago, Illinois 60603-4105, NATIONAL CITY BANK, as a Lender and as documentation agent (“Documentation Agent”) for all Lenders, One North Franklin Street, Suite 3600, Chicago, Illinois 60606 all other Lenders and COBRA ELECTRONICS CORPORATION, a Delaware corporation, having its principal place of business at 6500 West Cortland Street, Chicago, Illinois 60707 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower, Administrative Agent and various financial institutions (collectively, the “Original Lenders”), are each party to that certain Loan and Security Agreement dated as of January 31, 2002, as heretofore amended, supplemented or otherwise modified (without giving effect to this Amended and Restated Loan and Security Agreement, the “Original Loan Agreement”) and the Other Agreements (as defined in the Original Loan Agreement; together with the Original Loan Agreement, the “Original Loan Documents”), pursuant to which the Original Lenders made available to Borrower “Revolving Loans” (as such term is defined in the Original Loan Agreement, and with such loans outstanding immediately prior to the effectiveness of this Agreement being referred to as the “Original Revolving Loans”); and

WHEREAS, in order to secure the Liabilities (as hereinafter defined), each Obligor has granted a security interest in and lien upon substantially all of its personal property (the “Original Collateral”);

WHEREAS, Borrower, Administrative Agent and Lenders desire to amend and restate the Original Loan Agreement, subject to the terms and conditions set forth herein, to, among other things, (i) restructure the terms of the credit facilities provided for under the Original Loan Agreement, and (ii) continue to provide loans and other financial accommodations to Borrower for its working capital requirements and general corporate purposes; and

WHEREAS, Administrative Agent and Lenders are willing to amend and restate the Original Loan Agreement and Administrative Agent and Lenders are willing to make loans and provide other financial accommodations to Borrower, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Administrative Agent and/or Lenders,

and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1. DEFINITIONS.

“ABN Facility” shall mean a working capital loan facility provided by ABN AMRO Bank to PPL on terms satisfactory to Administrative Agent.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

“Adjusted Total Debt” shall mean Total Debt, adjusted to reflect indebtedness with respect to Revolving Loans based on the average daily outstanding principal balance of the Revolving Loans and the undrawn face amount of standby Letters of Credit during the four (4) fiscal quarter period ending on the date of calculation.

“Adjusted Total Debt to EBITDA” shall mean as of the last day of any Computation Period, the ratio of (i) Adjusted Total Debt to (ii) EBITDA for such Computation Period.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrower, (ii) which beneficially owns or holds ten percent (10%) or more of the voting control or equity interests of Borrower, or (iii) ten percent (10%) or more of the voting control or equity interests of which is beneficially owned or held by Borrower.

“Assignment and Acceptance” shall have the meaning in Section 20 hereof.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect.

Level	Adjusted Total Debt to EBITDA Ratio	Applicable Margin for Prime Rate Loans	Applicable Margin for LIBOR Rate Loans	Unused Line Fee	Letter of Credit Fees
					Documentary L/C Fees	Standby L/C Fees
I	Greater than or equal to 1.75:1	0.50%	2.00%	0.375%	1.15%	2.00%
II	Greater than or equal to 1.25:1 but less than 1.75:1	0.25%	1.75%	0.375%	1.00%	1.75%
III	Less than or equal to 1.25:1	0.00%	1.50%	0.375%	0.85%	1.50%

The Applicable Margins with respect to Prime Rate Loans, LIBOR Rate Loans, the Unused Line Fee and the Letter of Credit Fees shall be adjusted, to the extent applicable, on the tenth (10th) Business Day after the Borrower provides the annual and quarterly financial statements and other information pursuant to subsection 9(c), as applicable, and the related Compliance Certificate, with respect to fiscal quarters of Borrower ending on and after September 30, 2007, based on the Adjusted Total Debt to EBITDA Ratio for such Computation Period. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrower fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of subsection 9(c), the Applicable Margin shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the tenth (10th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending September 30, 2007.

“Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower.

“Capital Lease” shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Closing Date” shall mean October 19, 2006.

“Cobra UK” shall mean Cobra Electronics U.K., a company organized under the laws of the United Kingdom.

“Cobra UK Loans” shall mean (i) the loan by Borrower to Cobra UK to facilitate Cobra UK’s purchase of the stock of PPL in the original principal amount of £11,500,000 (and shall include additional principal obligations arising from the compounding of interest paid in kind pursuant to the terms thereof) and (ii) the Loans by Borrower to Cobra UK to be used by Cobra UK to make payments owing with respect to the Seller Earnout, which loans shall be evidenced by promissory notes in form and substance satisfactory to Administrative Agent and delivered to Administrative Agent as Collateral.

“Collateral” shall mean all of the property of Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Administrative Agent, for the benefit of Administrative Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

“Collateral Shortfall Reserve” shall mean a reserve calculated as follows: (i) the sum of the outstanding principal balance of Term Loan A on the date of funding of the Delayed Draw Term Loan and the original principal balance of the Delayed Draw Term Loan, minus (ii) the sum of (x) 80% of the fair market value of Borrower’s real property located in Chicago, Illinois pledged as Collateral, plus (y) 100% of the cash surrender value of life insurance policies pledged as Collateral, minus (iii) the aggregate scheduled payments of principal of the Term Loans from the date of funding of the Delayed Draw Term Loan through the second anniversary of the date of funding of the Delayed Draw Term Loan, minus (iv) payments of principal of the Term Loans after the second anniversary of the date of funding of the Delayed Draw Term Loan, until such reserve is reduced to zero.

“Computation Period” shall mean each period of four consecutive calendar quarters ending on the last day of a calendar quarter; provided, that with respect to the Fixed Charge Coverage Ratio for the periods ending June 30, 2007 and September 30, 2007, the Computation Period shall be the period from January 1, 2007 to the date of calculation.

“Defaulting Lender” shall have the meaning specified in subsection 2(a) hereof.

“Delayed-Draw Term Loan” shall have the meaning specified in subsection 2(c) hereof.

“Delayed-Draw Term Loan Commitment” shall mean, with respect to any Lender, the maximum amount of the Delayed-Draw Term Loan which such Lender has agreed to make to Borrower, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

“Dollar Equivalent” shall mean, at any time, as to any amount denominated in any currency other than Dollars, the equivalent amount in Dollars as determined by Administrative Agent at such time based on the rate as quoted in The Wall Street Journal as the exchange rate for the purchase of such currency with Dollars on the date of such determination.

“Dollars” and “$” shall mean lawful currency of the United States.

“EBITDA” shall mean, with respect to any period and without duplication, Borrower’s and its Subsidiaries’ net income (including PPL with respect to periods before and after consummation of the Related Transactions) after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense and income tax expense for such period, plus, depreciation and amortization, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, minus earnings or plus losses on keyman life insurance policies owned by Borrower; provided, that for purposes hereof, EBITDA shall be deemed to be (i) $1,259,400 for the fiscal quarter of Borrower ending March 31, 2006, and (ii) $2,560,614 for the fiscal quarter of Borrower ending June 30, 2006, and (iii) $1,745,356 for the fiscal quarter of Borrower ending September 30, 2006.

“Eligible Account” shall mean an Account (or in the case of clause (iii)(C) below, a claim arising from the sale of an Account) owing to Borrower which is acceptable to Administrative Agent in its reasonable credit judgment for lending purposes. Without limiting Administrative Agent’s reasonable credit judgment, Administrative Agent shall, in general, consider an Account (or such claim) to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i) it is genuine and in all respects what it purports to be;

(ii) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Administrative Agent or assign it to Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept or returned, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to Administrative Agent (at Administrative Agent’s request) shipping and delivery receipts evidencing delivery of such Goods or (C) from the sale of an Account pursuant to a Factoring Arrangement (provided, that Accounts arising under this clause (C) will not be required to be evidenced by an invoice as required under clause (iv) below, though the other requirements of clause (iv) remain applicable);

(iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within one hundred eighty (180) days after the date of the invoice and does not remain unpaid sixty (60) days past the due date thereof; provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular Account Debtor are due and payable more than one hundred eighty (180) days past the stated invoice dates thereof or remain unpaid sixty (60) days after the respective due dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or if it is subject to any claim by such Account Debtor denying liability thereunder (other than with respect to a setoff, counterclaim, credit, allowance or adjustment as described above) in whole or in part;

(vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate;

(viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Administrative Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election; or (z) Borrower has proven, to Administrative Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x) the Account Debtor is located within the United States of America or Canada or is supported by credit insurance, a Factoring Arrangement or other similar credit support acceptable to the Administrative Agent;

(xi) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement;

(xiii) it is not an Account which, when added to a particular Account Debtor’s other indebtedness to Borrower, exceeds 10% (or, with respect to the Account Debtors listed on Schedule 1 hereto, the corresponding percentages on such Schedule 1) of all Accounts of Borrower, provided, that such 10% limit shall be waived with respect to any Account Debtor for which Borrower has obtained accounts receivable insurance acceptable to Administrative Agent and the proceeds thereof have been collaterally assigned to Administrative Agent, or such Account Debtor’s Accounts and other indebtedness to Borrower does not exceed a credit limit determined by Administrative Agent in its reasonable credit judgment for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit); and

(xiv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Administrative Agent in its reasonable credit judgment.

“Eligible Inventory” shall mean Inventory of Borrower which is acceptable to Administrative Agent in its reasonable credit judgment for lending purposes. Without limiting Administrative Agent’s reasonable credit judgment, Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Exhibit A (or other locations of which Administrative Agent has been advised in writing pursuant to subsection 12(b)(i) hereof) and is not in transit, except for Inventory of Borrower which is in transit to locations listed on Exhibit A hereto which Inventory was the subject of documentary Letters of Credit drawn upon prior to receipt by Borrower of the Inventory subject thereto or was purchased by Borrower on open account and as to which title to such Inventory has passed including receipt of all documents of title, provided, that Administrative Agent and Lenders shall not have outstanding advances with respect to Inventory which is in transit and purchased on open account, as described above, in excess of Four Million Dollars ($4,000,000) at any time;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Administrative Agent may otherwise consent in writing) new and unused free from defects which would, in Administrative Agent’s reasonable credit judgment, affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Administrative Agent has given its prior written approval and Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Administrative Agent, in form and substance acceptable to Administrative Agent in its reasonable determination, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Administrative Agent shall require;

(v) Administrative Agent has determined, in accordance with Administrative Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; provided, that for purposes hereof, Inventory of each product line (other than new products introduced during the immediately preceding twelve (12) months) consisting of Inventory in excess of the immediately preceding twelve (12) months of sales of such Inventory, shall be ineligible to the extent of such excess; and

(vi) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Euros” means the currency of participating member states of the European Union that adopted a single currency in accordance with the Treaty on European Union of February 7, 1992.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by Administrative Agent, the excess, if any, of (i) the lesser of the Revolving Loan Limit and the Maximum Revolving Loan Limit pursuant to subsection 2(a) over (ii) the sum of outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date. For purposes of calculating Borrower’s Excess Availability and the amount of the Revolving Loans available to Borrower pursuant to paragraph 2(a) relating thereto, all of Borrower’s trade payables (other than disputed trade payables) and payments on outstanding debt, other than the Liabilities hereunder, which remain unpaid more than sixty (60) days after the due dates thereof shall, on the date of the determination of Excess Availability, be deemed to have been paid by Borrower by borrowing Revolving Loans.

“Factoring Arrangement” shall mean an arrangement between Borrower and another Person pursuant to which Borrower sells Accounts to such Person and the purchase price for such Accounts is paid directly to the Lock Box Account. To constitute a Factoring Arrangement hereunder, such arrangement must be made pursuant to documents, instruments and agreements reasonably satisfactory to Administrative Agent, an agreement among Administrative Agent, Borrower and the factor must be executed directing payment for such factored Accounts to the Lock Box Account and Accounts which are sold pursuant to a Factoring Arrangement shall no longer be Eligible Accounts.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on December 31st of each year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes paid in cash by Borrower and its Subsidiaries and all Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus (ii) required payments of principal of Funded Debt (including the Term Loans but excluding the Revolving Loans) plus (iii) dividend payments by Borrower (provided, that with respect to such dividends, for the Computation Period ending June 30, 2007, dividends shall be deemed to be 50% of the dividends paid during such Fiscal Year of Borrower and for the Computation Period ending September 30, 2007, dividends shall be deemed to by 75% of the dividends paid during such Fiscal Year of Borrower).

“Funded Debt” shall mean, as to any Person, all indebtedness for borrowed money of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreements” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement and any other agreement entered into by Borrower providing for hedging against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Liabilities” shall mean all obligations, liabilities, charges, costs, expenses and other amounts payable to any Lender or any affiliate of a Lender under any Hedging Agreements including the incremental obligations that would be reflected in the financial statements of such Person in accordance with generally accepted accounting principles consistently applied.

“Indemnified Party” shall have the meaning specified in Section 23 hereof.

“Interest Expense” shall mean for any period the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

“Letter of Credit” shall mean any Letter of Credit issued on behalf of Borrower or on behalf of any Subsidiary of Borrower with respect to which Borrower is the co-applicant in accordance with this Agreement.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount (including the Dollar Equivalent of all Letters of Credit denominated in Euros or Pounds Sterling) of all Letters of Credit, and (ii) the aggregate unreimbursed amount (including the Dollar Equivalent of amounts drawn in Euros or Pounds Sterling) of all drawn Letters of Credit not already converted to Loans hereunder.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of any Borrower to Administrative Agent and each Lender or to any parent, affiliate or subsidiary of Administrative Agent and each Lender of any and every kind and nature arising pursuant to this Agreement and the Other Agreements, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law including, without limitation, any Hedging Liabilities.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Administrative Agent in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Administrative Agent by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

“Loan Commitment” shall mean, with respect to any Lender, the amount equal to such Lender’s Revolving Loan Commitment plus such Lender’s Term Loan A Commitment plus such Lender’s Delayed-Draw Term Loan Commitment.

“Loans” shall mean all loans and advances made by Administrative Agent or Lenders to or on behalf of Borrower hereunder.

“Lock Box” and “Lock Box Account” shall have the meanings specified in subsection 8(a) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, operations or condition, financial or otherwise, of Borrower and its Subsidiaries taken as a whole.

“Maximum Loan Limit” shall mean Fifty-Three Million Six Hundred Thousand and No/100 Dollars ($53,600,000) as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement.

“Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement.

“Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

“Original Term” shall have the meaning specified in Section 10 hereof.

“Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower, or any other Person and delivered to Administrative Agent and/or any Lender or to any parent, affiliate or subsidiary of Administrative Agent and/or any Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower.

“PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Administrative Agent; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens securing the ABN Facility; (vi) liens set forth on Schedule 1A hereto; and (vii) liens specifically permitted by Administrative Agent in writing.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

“PPL” shall mean Performance Products Limited, a company formed under the laws of the United Kingdom.

“Pre-Settlement Determination Date” shall have the meaning specified in Section 18 hereof.

“Prime Rate” shall mean at any time the greater of (i) LaSalle’s publicly announced prime rate (which is not intended to be Lender’s lowest or most favorable rate in effect at any time) in effect from time to time and (ii) the sum of the Federal Funds Rate plus 0.5%.

“Prime Rate Loans” shall means the Loans bearing interest with reference to the Prime Rate.

“Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than four (4) decimal places), the numerator of which shall be the Loan Commitment of such Lender at such time and the denominator of which shall be the Maximum Loan Limit at such time.

“Purchase Agreement” shall mean that certain Share Purchase Deed dated as of October 14, 2006 by and among the Sellers and Borrower.

“Related Agreements” shall mean the Purchase Agreement and all other material, substantive agreements and documents executed or issued in connection therewith.

“Related Transactions” shall mean the transactions contemplated by the Related Agreements.

“Requisite Lenders” shall mean, at any time, Lenders having Pro Rata Shares of at least seventy-five percent (75%) at such time.

“Revolving Loan Commitment” shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make to Borrower, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

“Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

“Seller Earnout” shall mean the aggregate earnout payments owing by Cobra UK to Seller pursuant to and in accordance with Section 3 of the Purchase Agreement as in effect on the Closing Date.

“Seller” shall collectively mean the Persons listed as “Sellers” in Schedule 1 Part 1 of the Purchase Agreement.

“Settlement Date” shall have the meaning specified in Section 18 hereof.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Tangible Net Worth” shall have the meaning specified in subsection 14(a) hereof.

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Administrative Agent or any Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Administrative Agent or any Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Administrative Agent or any Lender.

“Term Loan A” shall have the meaning specified in subsection 2(b) hereof.

“Term Loan A Commitment” shall mean, with respect to any Lender, the maximum amount of Term Loan A which such Lender has agreed to make to Borrower, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

“Term Loans” shall mean, collectively, Term Loan A and Delayed-Draw Term Loan.

“Total Debt” means all indebtedness for borrowed money of Borrower and its Subsidiaries, determined on a consolidated basis and any contingent obligations with respect to undrawn standby Letters of Credit.

“Total Debt to EBITDA Ratio” shall mean, as of the last day of any Computation Period, the ratio of (i) Total Debt as of such day to (ii) EBITDA for such period.

“Working Capital Note” shall mean that certain promissory note in the original principal amount of £4,000,000 evidencing intercompany revolving loans from time to time made by Borrower to PPL to provide working capital financing. The initial proceeds of the ABN Facility shall be used to repay the outstanding principal balance of the Working Capital Note.

2. LOANS.

(a) Revolving Loans.

Subject to the terms and conditions of this Agreement and the Other Agreements, so long as no Event of Default is then continuing, during the Original Term, each Lender, severally and not jointly, agrees to make in Dollars, Euros or Pounds Sterling, as requested by Borrower its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed a Dollar Equivalent amount of up to the sum of the following sublimits (the “Revolving Loan Limit”):

(i) Seventy-five percent (75%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Eligible Accounts; plus

(ii) Sixty percent (60%) of the lower of cost or market value of Borrower’s Eligible Inventory; plus

(iii) Sixty percent (60%) against the face amount of commercial Letters of Credit issued or guaranteed by Administrative Agent for the purpose of purchasing Eligible Inventory; provided, that such commercial Letters of Credit are in form and substance satisfactory to Administrative Agent; minus

(iv) such reserves as Administrative Agent elects, in its reasonable credit judgment, to establish from time to time (including, without limitation, a reserve in the amount of $2,880,000 until such time as Administrative Agent has received a first priority mortgage on the real property of Borrower located in Chicago, Illinois with title insurance and surveys acceptable to Administrative Agent, a reserve in the amount of $3,600,000 with respect to the cash surrender value of life insurance policies to be pledged as Collateral until such policies are collaterally assigned to Administrative Agent on terms and conditions satisfactory to Administrative Agent and, from the date of funding of the Delayed Draw Term Loan, the Collateral Shortfall Reserve);

provided, that (x) the sum of the advances with respect to clauses (ii) and (iii) above shall at no time exceed Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000), and (y) the Revolving Loan Limit shall in no event exceed Forty Million and

No/100 Dollars ($40,000,000) (the “Maximum Revolving Loan Limit”). Notwithstanding the foregoing, the Maximum Revolving Loan Limit may be increased to up to Fifty Million and No/100 Dollars ($50,000,000); provided, that (w) Borrower provides Administrative Agent with sixty (60) days notice to Administrative Agent of its desire for such increase, (x) no Event of Default has occurred and is continuing, (y) Borrower is in compliance with the financial covenants set forth in Section 14 both before and on a pro forma basis after giving effect to such increase and (z) Administrative Agent is able to arrange for Lenders to provide such increase, for which Administrative Agent shall use commercially reasonable efforts.

The aggregate unpaid principal balance of the Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Administrative Agent, pay to Administrative Agent such amount as may be necessary to eliminate such excess and Administrative Agent shall apply such payment to the Revolving Loans in such order as Administrative Agent shall determine in its sole discretion; provided that Administrative Agent may, in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to Borrower on behalf of Lenders without the consent of any Lender for a period of up to sixty (60) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time One Million and No/100 Dollars ($1,000,000), (ii) the aggregate outstanding principal balance of the Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) does not exceed the Maximum Loan Limit, and (iii) Administrative Agent has not been notified by Requisite Lenders (or, if there are only three (3) Lenders, any two (2) of the Lenders) to cease making such Revolving Loans. If the Interim Advance is not repaid in full within sixty (60) days of the initial occurrence of the Interim Advance, no future advances may be made to Borrower without the consent of all Lenders until the Interim Advance is repaid in full.

Neither Administrative Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

If Borrower makes a request for a Revolving Loan as provided herein, Administrative Agent, at its option and in its sole discretion, shall do either of the following:

(i) advance the amount of the proposed Revolving Loan to Borrower disproportionately (a “Disproportionate Advance”) out of Administrative

Agent’s own funds on behalf of Lenders, which advance shall be on the same day as Borrower’s request therefor with respect to Prime Rate Loans if Borrower notifies Administrative Agent of such request by 12:00 noon, Chicago time on such day, and request settlement in accordance with Section 18 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii) Notify each Lender by telecopy or other similar form of teletransmission of the proposed advance on the same day Administrative Agent is notified or deemed notified by Borrower of Borrower’s request for an advance pursuant to this Section 2(a). Each Lender shall remit, to the demand deposit account designated by Borrower (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 12:00 noon, Chicago time, or 10:00 A.M., Chicago time, on the business day immediately succeeding the date of such notification, if such notification is made after 12:00 noon, Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 12:00 noon., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Administrative Agent as required under this Agreement (a “Defaulting Lender”) Borrower and Defaulting Lender severally agree to repay to Administrative Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Administrative Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent (x) in the case of a Defaulting Lender at the Federal Funds Rate and (y) in the case of Borrower, at the interest rate applicable at such time for such Loans; provided, that Borrower’s obligation to repay such advance to Administrative Agent shall not relieve such Lender of its liability to Administrative Agent for failure to settle as provided in this Agreement.

Borrower hereby authorizes Administrative Agent, in its sole discretion, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements; provided, that at least ten (10) Business Days prior to charging such accounts or advancing Revolving Loans for the payment of anything other than principal, interest and scheduled fees, Administrative Agent shall provided a statement to Borrower detailing such charges.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Borrower shall give Administrative Agent same day notice, no later than 12:00 noon (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Borrower maintains a controlled disbursement account at Administrative Agent, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to Borrower, Administrative Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent by Borrower. Unless Borrower specifically directs Administrative Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Administrative Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Administrative Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent by Borrower and Administrative Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it, other than to verify that the Person purporting to make such request is a Person or officer identified by Borrower to Administrative Agent as having the authority to make such request.

Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Administrative Agent from time to time, or elsewhere if pursuant to a written direction from Borrower.

(b) Term Loan A.

Subject to the terms and conditions of this Agreement and the Other Agreements, on the Closing Date Lender shall make a term loan to Borrower in an amount equal to Seven Million and No/100 Dollars ($7,000,000) (the “Term Loan A”). Amounts repaid with respect to the Term Loan A may not be reborrowed.

(c) Delayed-Draw Term Loan.

Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions set forth herein to the Delayed-Draw Term Loan are satisfied, Lender shall make a term loan to Borrower in an amount not greater than Six Million Six Hundred Thousand and No/100 Dollars ($6,600,000) (the “Delayed-Draw Term Loan”). Amounts repaid with respect to the Delayed-Draw Term Loan may not be reborrowed.

Borrower shall give written notice to Administrative Agent of the proposed borrowing (including the proposed amount thereof) of the Delayed-Draw Term Loan not later than 12:00 noon (Chicago Time) five (5) Business Days prior to the proposed date of such borrowing (the date that the Delayed-Draw Term Loan is so made, the “Delayed-Draw Term Loan Funding Date”. The advance of the Delayed Draw Term Loan shall be subject to the following conditions (in addition to any other conditions set forth in this Agreement): (i) the Delayed-Draw Term Loan shall be funded solely on one funding date and there shall not be multiple draws under the Delayed-Draw Term Loan, (ii) any portion of any Lender’s Delayed-Draw Term Loan Commitment not funded on the Delayed-Draw Term Loan Funding Date automatically shall be terminated on the Delayed-Draw Term Loan Funding Date and shall thereafter not be available to the Borrower; (iii) the Delayed-Draw Term Loan Funding Date shall not be later than November 15, 2007 and if the Delayed-Draw Term Loan is not funded by November 15, 2007 each Lender’s Delayed-Draw Term Loan Commitment automatically shall be terminated on such date and shall thereafter not be available to the Borrower) (iv) Borrower shall, simultaneously with the request for the Delayed Draw Term Loan, deliver evidence of the calculation of the Seller Earnout, (v) the amount of the Delayed-Draw Term Loan shall not exceed the amount of the Seller Earnout payable on or before November 15, 2007 (including any portion not paid in cash from the initial proceeds); provided, that the portion advanced and not initially paid in cash in respect of the Seller Earnout shall be held in an escrow account or other cash collateral account with Administrative Agent until Paid, and (vi) Borrower shall have Excess Availability of not less than Three Million and No/100 Dollars ($3,000,000) after giving effect to the payment of the Seller Earnout. The notice of borrowing of the Delayed Draw Term Loan shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the amount of the proposed borrowing and the proposed borrowing date, and type of borrowing. Promptly upon receipt of such notice, Administrative Agent shall advise each Lender with a Delayed-Draw Term Loan Commitment thereof in writing. Not later than 1:00 p.m. Chicago time on the date of the proposed Delayed-Draw Term Loan Funding Date, each Lender with a Delayed-Draw Term Loan Commitment shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s applicable pro rata share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in this paragraph with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested borrowing date. The borrowing of the Delayed-Draw Term Loan shall be on a Business Day.

(d) Repayments.

(i) Repayment of Revolving Loans. The Revolving Loans and all other Liabilities (other than the Term Loans) shall be repaid on the last day of the Original Term.

(ii) Repayment of Term Loan A. Term Loan A shall be repaid in quarterly installments on the last day of each calendar quarter in the amounts set forth below; provided that any remaining outstanding principal balance of the Term Loan A shall be repaid at the end of the Original Term. If any such payment due date is not a

Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

Payment Date	Amount
Each calendar quarter ending December 31, 2006 through September 30, 2007	$250,000
Each calendar quarter ending December 31, 2007 through September 30, 2008	$310,000
Each calendar quarter ending December 31, 2008 through September 30, 2009	$310,000
Each calendar quarter ending December 31, 2009 through September 30, 2010	$440,000
Each calendar quarter ending December 31, 2010 through September 30, 2011	$440,000

(iii) Repayment of Delayed-Draw Term Loan. Delayed-Draw Term Loan shall be repaid in quarterly installments in the amounts and on the last day of each calendar quarter set forth below; provided, that (i) if the Delayed-Draw Term Loan is advanced prior to September 30, 2007, Lenders may elect, in their sole discretion, to cause the amortization schedule set forth below to commence December 31, 2007, with all payments to occur one quarter earlier than the schedule set forth below and (ii) that any remaining outstanding principal balance of Delayed-Draw Term Loan shall be repaid at the end of the Original Term. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

Payment Date	Amount
Calendar quarters ending March 31, 2008 through December 31, 2008	Equal quarterly installments aggregating 20% of the original principal balance of the Delayed-Draw Term Loan

Calendar quarters ending March 31, 2009 through December 31, 2009	Equal quarterly installments aggregating 20% of the original principal balance of the Delayed-Draw Term Loan

Calendar quarters ending March 31, 2010 through December 31, 2010	Equal quarterly installments aggregating 25% of the original principal balance of the Delayed-Draw Term Loan

Calendar quarters ending March 31, 2011 through December 31, 2011	Equal quarterly installments aggregating 35% of the original principal balance of the Delayed-Draw Term Loan

(iv) Mandatory Prepayments of the Term Loans.

(A) Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower or any of its Subsidiaries which is subject to a lien or security interest in favor of Administrative Agent, or if any of the Equipment or real property subject to such lien or security interest is damaged, destroyed or taken by condemnation in whole or in part, the proceeds (net of closing fees, expenses and charges and amounts required to repay holders of Permitted Liens on such assets having priority over the liens of Administrative Agent), in each case in excess of $500,000 in the aggregate in any Fiscal Year thereof shall be paid by Borrower to Administrative Agent as a mandatory prepayment of the Term Loans, such payment to be applied ratably against the Term Loans, to the remaining installments of principal thereof in the inverse order of their maturities until repaid in full, and then against the other Liabilities, as determined by Administrative Agent, in its sole discretion.

(B) Excess Cash Flow. Ten (10) days after receipt of Borrower’s Fiscal Year end audited financial statements for each Fiscal Year of Borrower commencing with Borrower’s Fiscal Year ended December 31, 2007 Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to fifty percent (50%) of “Excess Cash Flow” (as described below) for the Fiscal Year most recently ended, such prepayment to be applied ratably against the remaining installments of principal in the inverse order of their maturities, such mandatory prepayments to continue until the date on which the Term Loans shall be repaid in full. For purposes hereof, “Excess Cash Flow” shall mean for each of Borrower’s Fiscal Years, EBITDA for such period, minus Borrower’s and its Subsidiaries’ taxes during such period minus interest payable in cash during such period, minus actual principal payments made with respect to long term debt (excluding principal payments of the Revolving Loan) during such period, minus all unfinanced Capital Expenditures by Borrower and its Subsidiaries during such period.

(C) Equity/Debt Issuance. Upon the receipt by Borrower or any of its Subsidiaries of any proceeds from any issuance of equity securities of Borrower or any of its Subsidiaries or any issuance of indebtedness owed by Borrower or any of its Subsidiaries (excluding indebtedness permitted by Section 13(b)), such proceeds (net of closing fees, expenses and charges) in excess of $500,000 in the aggregate in any Fiscal Year shall be paid by Borrower to Administrative Agent as a mandatory prepayment of the Term Loans, such payment to be applied ratably against the remaining installments of principal in the inverse order of their maturities until repaid in full, and then against the other Liabilities, as determined by Administrative Agent, in its sole discretion.

(e) Notes.

The Loans shall, in Administrative Agent’s and Lenders’ sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to each Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Administrative Agent and each Lender.

3. LETTERS OF CREDIT.

(a) General Terms.

Subject to the terms and conditions of the Agreement and the Other Agreements, during the Original Term Administrative Agent shall, absent the existence of an Event of Default, from time to time issue, cause to be issued or otherwise guarantee, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that (i) Borrower may request that the Letter of Credit be denominated in Euros or Pounds Sterling and (ii) the aggregate undrawn face amount of all such Letters of Credit (including the Dollar Equivalent of the Letters of Credit denominated in Euros or Pounds Sterling) shall at no time exceed Fifteen Million and No/100 Dollars ($15,000,000). Payments made by Administrative Agent or Lenders to any Person on account of any Letter of Credit shall constitute Loans hereunder and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Loan to reimburse such issuer. Borrower shall remit to Administrative Agent, for the benefit of Lenders, a Letter of Credit fee equal to (i) the Applicable Margin with respect to Letter of Credit Fees for standby Letters of Credit in effect from time to time per annum on the aggregate undrawn face amount of all standby Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month, and (ii) the Applicable Margin with respect to Letter of Credit Fees for documentary Letters of Credit in effect from time to time per annum on the aggregate undrawn face amount of all documentary Letters of Credit outstanding, which fee shall be payable in arrears on the last Business Day of each month. Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b) Requests for Letters of Credit.

Borrower shall make requests for Letters of Credit in writing. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Administrative Agent shall make reasonable efforts to cause the issuer of the Letter of Credit to issue the requested Letter of Credit on the date specified in the request (including on the date of such request, if requested before 10:00 a.m. Chicago time), however, none of Administrative Agent, any Lender or the issuer shall have any liability to Borrower for failing to issue a Letter of Credit requested and authorized pursuant to the terms and conditions of this Agreement and the Other Agreements so long as such Letter of Credit is issued within two (2) Business Days of receipt of written request therefor by Administrative Agent. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c) Obligations Absolute.

Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Administrative Agent and/or Lenders if Administrative Agent and/or Lenders have reimbursed such issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit or Administrative Agent, any Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit unless the issuer’s failure to determine such non-compliance is a result of such issuer’s gross negligence or willful misconduct, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, by Administrative Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder unless such act or omission to act is the result of such party’s gross negligence or willful misconduct. It is understood and agreed by Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary. Borrower hereby further acknowledges that all Letters of Credit issued for the account of Cobra Electronics Europe, Ltd. under this loan facility with respect to which Borrower is a co-applicant shall constitute Liabilities of Borrower under this Agreement, secured by the Collateral and shall in all other respects be subject to the terms of this Agreement as if such Letter of Credit had been directly issued on behalf of Borrower.

(d) Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the twenty-fifth (25th) day prior to the end of the Original Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the twenty-fifth (25th) day prior to the end of the Original Term.

(e) Participation.

Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (including, without limitation, all obligations of Borrower with respect thereto). Borrower hereby indemnifies

Administrative Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit and agrees to reimburse Administrative Agent and each Lender for any payment made by Administrative Agent or any Lender to the issue.

4. INTEREST, FEES AND CHARGES.

(a) Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i) The sum of the Applicable Margin then in effect with respect to Prime Rate Loans per annum plus the Prime Rate in effect from time to time, payable on the last day of each calendar quarter in arrears Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(ii) The sum of the Applicable Margin then in effect with respect to LIBOR Rate Loans per annum plus the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean any continuous period of one (1), two (2), three (3) or six (6) months, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Administrative Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term; and (C) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the date in the third (3rd) month following the first day of the Interest Period that corresponds numerically to such date (and if such month does not have a date that corresponds numerically thereto, then on the last day of such month), in each case in arrears.

(iii) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

(b) Other LIBOR Provisions.

(i) Subject to the provisions of this Agreement, Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred and is continuing.

(ii) Administrative Agent’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Administrative Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Administrative Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Administrative Agent shall promptly notify Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Administrative Agent or any Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Administrative Agent or such Lender, make it unlawful for Administrative Agent or such Lender to make or maintain LIBOR Rate Loans, then Administrative Agent shall promptly notify Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Administrative Agent or a Lender), Borrower agrees to indemnify Administrative Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Administrative Agent or such Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Administrative Agent or such Lender as a result of such prepayment.

(v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Administrative Agent or any Lender; (B) subject Administrative Agent or any Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Administrative Agent or any Lender of principal or interest due from Borrower to Administrative Agent or such Lender hereunder (other than a change in the taxation of the overall net income of such Lender); or (C) impose on Administrative Agent or any Lender any other condition regarding the LIBOR Rate Loans or Administrative Agent’s or any Lender’s funding thereof, and Administrative Agent’s or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Administrative Agent or such Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Administrative Agent or such Lender hereunder, then Borrower shall pay to such party, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount; provided, that such demand is made within one hundred eighty (180) days after such increased cost or reduced amount is incurred or subsequently determined to have been incurred if the determination that such increased cost or reduced amount is subsequently made as a result of a change to or reinterpretation of the Regulatory Change, from an audit of the implementation of such Regulatory Change or if such Regulatory Change has retroactive effect.

(vi) Each of Administrative Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Administrative Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Administrative Agent or such Lender to reflect all additional costs incurred by Administrative Agent or such Lender in connection with the payment by Administrative Agent or such Lender or the withholding by Borrower of such Tax and Borrower shall provide Administrative Agent or such Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Administrative Agent or any Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Administrative Agent or any Lender is subsequently recovered by Administrative Agent or such Lender, such party shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Administrative Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Administrative

Agent (A) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”) or (B) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Administrative Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Administrative Agent. If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Administrative Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Administrative Agent.

(vii) Each request for LIBOR Rate Loans shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000), and in integral multiples of, One Hundred Thousand and No/100 Dollars ($100,000).

(viii) Unless otherwise specified by Borrower, all Loans shall be Prime Rate Loans.

(ix) No more than five (5) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c) Fees And Charges.

(i) Fee Letter: Borrower shall pay to Administrative Agent the fees set forth in the Fee Letter of even date herewith between Borrower and Administrative Agent.

(ii) Unused Line Fee: Borrower shall pay to Administrative Agent, for the benefit of Lenders, an unused line fee equal to the Applicable Margin with respect to the Unused Line Fee in effect from time to time of the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lenders and payable monthly in arrears on the last Business Day of each month. Said fee shall be calculated on the basis of a 360 day year.

(iii) Delayed-Draw Non-Use Fee: Borrower shall pay to Administrative Agent for the benefit of Lenders, a non-use fee with respect to the Delayed-Draw Term Loan equal to five-eighths of one percent (0.625%) of the average daily undrawn amount of the Delayed-Draw Term Loan payable quarterly in arrears on the last day of each calendar quarter and on the Delayed-Draw Term Loan Funding Date, provided, that such fee shall cease to accrue after the Delayed Draw Term Loan Commitment is either funded or otherwise terminated.

(iv) Agency Fee: Borrower shall pay to Administrative Agent, for their own account, the fees described in a separate Fee Letter of even date herewith between Borrower and Administrative Agent.

(v) Costs and Expenses: Borrower shall reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by Administrative Agent in connection with the (i) documentation and consummation of this transaction and any other transactions among Borrower, Administrative Agent and Lenders, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Administrative Agent’s and/or any Lender’s rights under this Agreement or any Other Agreement. Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with LaSalle and any additional services requested by Borrower from LaSalle. All such costs, expenses and charges shall constitute Liabilities hereunder, shall be payable by Borrower to LaSalle on demand, and until paid, shall bear interest at the highest rate then applicable to Loans hereunder; provided, that Borrower shall receive a statement detailing all such costs and expenses at least ten (10) Business Days prior to such costs and expenses being due and payable hereunder. In addition, following the occurrence of an Event of Default, Borrower shall reimburse each Lender for all reasonable out-of-pocket costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders’ rights under this Agreement.

(vi) Capital Adequacy Charge. If Administrative Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Administrative Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Administrative Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Administrative Agent to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made within one hundred eighty (180) days following the date that such Capital Adequacy Charge is incurred or subsequently deemed to have been incurred if the determination of such Capital Adequacy Charge is made as a result of a change or reinterpretation of the law, rule or regulation resulting in the Capital Adequacy Charge, subsequent audit discloses the incurrence of such Capital Adequacy Charge or if such law, rule or regulation has retroactive effect. A certificate of Administrative Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Administrative Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(d) Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Administrative Agents or any Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

(e) Replacement Lender for Increased Costs.

If Borrower becomes obligated to pay any additional amounts to any Lender pursuant to subsection 4(b)(v), 4(b)(vi) or 4(c)(vi), or if a Lender determines that LIBOR Rate Loans are unavailable as a result of subsection 4(b)(iii), Borrower may designate a replacement Lender (a “Replacement Lender”), which Replacement Lender is subject to approval by Administrative Agent, in its reasonable discretion and which Replacement Lender must not be subject to the charge or Regulatory Change for which the original Lender is being replaced, to purchase the Loans and Revolving Loan Commitment of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus accrued but unpaid interest thereon and all accrued but unpaid fees owed to such Lender and any other amounts owed to such Lender under this Agreement or any of the Other Agreements, and to assume all the obligations of such Lender hereunder. Upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

5. COLLATERAL.

(a) Grant of Security Interest to Administrative Agent.

As security for the payment of all Loans now or in the future made by Administrative Agent and Lenders to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Administrative Agent, for the benefit of Administrative Agent and Lenders, and grants to Administrative Agent, for the benefit of Lenders, a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located): (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; provided, that Investment Property consisting of equity of foreign Subsidiaries shall be limited to sixty-five percent (65%) of the equity of first tier foreign Subsidiaries; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto; (i) any other property of Borrower now or hereafter in the possession, custody or control of Administrative Agent or any Lender or any agent or any parent, affiliate or subsidiary of Administrative Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.

(b) Other Security.

Administrative Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Administrative Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Administrative Agent shall constitute Liabilities, payable by Borrower to Administrative Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(c) Possessory Collateral.

Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Administrative Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Administrative Agent (in form and substance acceptable to Administrative Agent). If an endorsement or assignment of any such items shall not be made for any reason, Administrative Agent is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(d) Electronic Chattel Paper.

To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Administrative Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Administrative Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Administrative Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrower shall, at Administrative Agent’s request, at any time and from time to time, authenticate, execute and deliver to Administrative Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Administrative Agent) and do such other acts and things or cause third parties to do such other acts and things as Administrative Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Administrative Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Administrative Agent’s security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Borrower further ratifies and confirms the prior filing by Administrative Agent of any and all financing statements which identify the Borrower as debtor, Administrative Agent as secured party and any or all Collateral as collateral.

7. POSSESSION OF COLLATERAL AND RELATED MATTERS.

Unless an Event of Default has occurred and is continuing, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower’s business, to (a) sell, lease or furnish under contracts of service any of Borrower’s Inventory normally held by Borrower for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

8. COLLECTIONS.

(a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) or, if by wire transfer, directly to the Lock Box Account; provided, that Borrower may in its reasonable business judgment direct Account Debtors to make payments to an alternate location, so long as (i) no Event of Default is then continuing and (ii) if Excess Availability is less than $5,000,000 at such time, Borrower promptly notifies Administrative Agent of any such alternate arrangement. Borrower shall establish an account (the “Lock Box Account”) in Borrower’s name with a Lender, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrower and each such Person shall immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. Funds deposited in the Lock Box Account shall be the sole and exclusive property of Borrower, provided, that Borrower, Administrative Agent and LaSalle agree that following the occurrence and during the continuance of an Event of Default, funds deposited in the Lock Box and Lock Box Account shall be under the exclusive control of Administrative Agent, and the institution at which such Lock Box and Lock Box Account are maintained will follow the instructions of Administrative Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from Borrower. Borrower agrees that all payments made to such Lock Box Account or otherwise received by Administrative Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will, following the occurrence and during the continuance of an Event of Default, be applied on account of the Liabilities in accordance with the terms of this

Agreement. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by Borrower, may be paid by Administrative Agent and in such event all amounts paid by Administrative Agent shall constitute Liabilities hereunder, shall be payable to Administrative Agent by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to LaSalle, and, if that endorsement of any such item shall not be made for any reason, LaSalle is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints LaSalle and Administrative Agent (and all Persons designated by LaSalle and Administrative Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein; provided, that Administrative Agent shall not exercise any such powers described in clauses (i), (ii) and (iii) above (except for routine Lock Box payments/proceeds) unless and until an Event of Default has occurred and is continuing.

(b) Administrative Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Administrative Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Administrative Agent’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Administrative Agent to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Administrative Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Administrative Agent of any amounts due or to become due thereunder.

(c) For purposes of calculating interest, fees and available funds for Loans and Letters of Credit, Administrative Agent shall, on the day of receipt by Administrative Agent at its office in Chicago of payments by Borrower apply the whole or any part of such payments, first against any unpaid costs and expenses owing to Administrative Agent and/or

Lenders, next to any interest and fees then due and payable and then to payment of the Revolving Loans and other Liabilities in such order as Administrative Agent shall determine in its sole discretion.

(d) On a monthly basis, Administrative Agent shall deliver to Borrower an account statement showing all Loans, charges and payments, and on a periodic basis a report regarding Letters of Credit shall be available, which reports shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Administrative Agent in writing, specifying any error therein, within sixty (60) days of the date such account statement is sent or made available to Borrower and any such notice shall only constitute an objection to the items specifically identified.

9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Borrowing Base Reports.

Borrower shall deliver to Administrative Agent an executed borrowing base report and certificate in Administrative Agent’s then current form on or before the tenth (10th) day of each month, provided, that at any time that Excess Availability is less than Three Million Dollars ($3,000,000), Borrower shall deliver such borrowing base report and certificate on a weekly basis on Monday of each week, which report and certificate shall be accompanied by copies of Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period. In addition, Borrower may deliver Borrowing Base Certificates more often in its discretion. Such report shall reflect the activity of Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Administrative Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Administrative Agent including, without limitation, but only if specifically requested by Administrative Agent, copies of all invoices prepared in connection with such Accounts.

(b) Monthly Reports.

Borrower shall deliver to Administrative Agent, in addition to any other reports, as soon as practicable and in any event: (i) within ten (10) days after the end of each month, a detailed trial balance of Borrower’s Accounts aged per due date, in form and substance reasonably satisfactory to Administrative Agent including, without limitation, the names and addresses of all Account Debtors of Borrower; (ii) within ten (10) days after the end of each month, the general ledger inventory account balance and (iii) such other information as Administrative Agent may reasonably request from time to time.

(c) Quarterly Reports.

As soon as practicable and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Borrower, copies of Borrower’s 10-Q report filed with the Securities and Exchange Commission and a compliance certificate in the form of Exhibit B (a “Compliance Certificate”), which Compliance Certificate shall include a calculation of all financial covenants contained in this Agreement, including a description of any deviation therefrom.

(d) Financial Statements.

Borrower shall deliver to Administrative Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a Compliance Certificate consolidated and consolidating: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower and its Subsidiaries, certified by the Chief Financial Officer or Vice President-Finance of Borrower; and (ii) no later than ninety (90) days after the end of each of Borrower’s Fiscal Years, (x) audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Administrative Agent, which financial statements shall be accompanied by copies of any management letters sent to the Borrower by such accountants and (y) copies of Borrower’s Form 10-K report filed with the Securities and Exchange Commission;

(e) Annual Projections.

As soon as practicable and in any event no more than thirty (30) days after the beginning of each Fiscal Year, Borrower shall deliver to Administrative Agent and each Lender projected balance sheets, statements of income and cash flow for Borrower and its Subsidiaries, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Administrative Agent and Lenders.

(f) Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower shall deliver a letter signed by the President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

(g) Public Reporting.

Promptly upon the filing thereof, Borrower shall deliver to Administrative Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Administrative Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.

(h) Other Information.

Promptly following request therefor by Administrative Agent and Lenders, such other business or financial data, reports, appraisals and projections as Administrative Agent and Lenders may reasonably request.

10. TERMINATION.

This Agreement shall be in effect from the date hereof until October 19, 2011 (the “Original Term”) unless (A) the due date of the liabilities is accelerated pursuant to section 16 hereof; or (B) Borrower elects at any time, upon at least thirty (30) days prior written notice to Administrative Agent and Lenders, to terminate this agreement. Upon termination of this agreement, Borrower shall pay all of the Liabilities in full. If one or more of the events specified in clauses (A) or (B) occurs, then (i) Administrative Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, (i) Borrower shall deliver to Administrative Agent and Lenders a release, in form and substance reasonably satisfactory to Administrative Agent, of all obligations and liabilities of Administrative Agent and Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender’s indemnification of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, for checks which Administrative Agent has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account and (ii) upon Borrower’s request, Administrative Agent and Lenders shall deliver to Borrower a release in form and substance reasonably satisfactory to Borrower. In addition, Borrower may at any time, upon at least thirty (30) days prior written notice to Administrative Agent and Lenders, elect to reduce the Maximum Revolving Loan Limit, which reduction shall reduce each Lender’s Revolving Loan Commitment on a pro rata basis in accordance with its Pro Rata Share; provided that any such reduction shall be in a minimum amount of Five Million Dollars ($5,000,000) and in integrals of Five Hundred Thousand Dollars ($500,000) above such amount.

11. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Administrative Agent and each Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrower’s execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Loan is made pursuant to this Agreement.

(a) Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by Borrower to Administrative Agent or any Lender at or prior to the date of this Agreement accurately reflect in all material respects the consolidated and consolidating financial condition of Borrower and its Subsidiaries as of the date thereof, and there has been no material adverse change in the financial condition, the operations or any other status of Borrower and its Subsidiaries since the date of the financial statements delivered to Administrative Agent most recently prior to the date of this Agreement. All written information now or heretofore furnished by Borrower to Administrative Agent or any Lender (including information with respect to PPL) is true and correct in all material respects as of the date with respect to which such information was furnished.

(b) Locations.

The office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business, locations of Collateral (other than display booths for consumer electronics shows, Inventory or consignment and tooling in the possession of vendors) and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Administrative Agent has been advised by Borrower in accordance with subsection 12(b)(i). The Collateral (other than display booths for consumer electronic shows, Inventory on consignment and tooling in the possession of vendors), including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Administrative Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Administrative Agent has been advised by Borrower in writing in accordance with subsection 12(b)(i) hereof.

(c) Loans.

Neither Borrower nor any of its Subsidiaries has any outstanding or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of Borrower and its Subsidiaries for travel and other expenses arising in the ordinary course of Borrower and its Subsidiaries business and loans permitted pursuant to subsection 13(f) hereof.

(d) Accounts and Inventory.

Each Account or item of Inventory which Borrower shall, expressly or by implication, request Administrative Agent to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Inventory” as set forth herein and as otherwise established by Administrative Agent from time to time.

(e) Liens.

Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens and liens or other encumbrances on Accounts (and property rights and interests related to such Accounts) that are sold pursuant to any Factoring Arrangement.

(f) Organization, Authority and No Conflict.

Borrower is duly organized, validly existing and in good standing in its jurisdiction of organization, its state organizational identification number, if any, is as listed on Schedule 11(f), and Borrower is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except to the extent any such failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Borrower’s execution, delivery and performance of this Agreement, if applicable, and the Other Agreements to which it is a party does not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower’s execution, delivery and performance of this Agreement, if applicable, and the Other Agreements to which it is a party shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected.

(g) Litigation.

Except as described on Schedule 11(g) hereof, there are no actions or proceedings which are pending or threatened against Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Administrative Agent. Borrower has no Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

(h) Compliance with Laws and Maintenance of Permits.

Borrower and each of its Subsidiaries have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect. Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation,

Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, neither Borrower nor any of its Subsidiaries is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Person than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Names and Trade Names.

Borrower’s name has been as set forth on the first page of this Agreement since 1993 (prior to which Borrower’s name was Dynascan Corporation) Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k) Equipment.

Borrower has good and indefeasible and merchantable title to and ownership of all Equipment reflected on its most recent balance sheet. No Equipment is a Fixture to real estate unless such real estate is owned by Borrower free and clear of any mortgage liens (subject to Permitted Liens) or is subject to a mortgage in favor of Administrative Agent, or if such real estate is leased, is subject to a landlord’s agreement in favor of Administrative Agent on terms acceptable to Administrative Agent, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Administrative Agent.

(l) Enforceability.

This Agreement and the Other Agreements to which Borrower and any of its Subsidiaries are a party are the legal, valid and binding obligations of such Person and are enforceable against such Person in accordance with their respective terms.

(m) Solvency.

Borrower is, and Borrower and its Subsidiaries taken as a whole are, after giving effect to the transactions contemplated hereby and the Related Transactions, solvent, able to pay its and their debts as they become due, has and have capital sufficient to carry on its and their business, now owns and own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its and their debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n) Indebtedness.

Except as set forth on Schedule 11(n) hereto or permitted pursuant to Section 13(b) hereof, neither Borrower nor any of its Subsidiaries is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

(o) Margin Security and Use of Proceeds.

Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve system as in effect from time to time), and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p) Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11(p) hereto, neither Borrower nor any of its Subsidiaries has any Parents, Subsidiaries or other Affiliates or divisions, nor is Borrower or any of its Subsidiaries engaged in any joint venture or partnership with any other Person.

(q) No Defaults.

Neither Borrower nor any of its Subsidiaries is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower or any of its Subsidiaries know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect.

(r) Employee Matters.

There are no controversies pending or threatened between Borrower or any of its Subsidiaries and any of their employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and Borrower and each of its Subsidiaries are in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect.

(s) Intellectual Property.

Borrower and each of its Subsidiaries possess adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it.

(t) Environmental Matters.

Neither Borrower nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder in any material respect and the operations of Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which materially affects Borrower and its Subsidiaries or their business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials. Neither Borrower nor any of its Subsidiaries has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which could reasonably be expected to have a Material Adverse Effect.

(u) ERISA Matters.

Borrower and each of its Subsidiaries have paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

(v) Related Agreements.

Borrower has caused to be delivered to Administrative Agent as of the Closing Date a true and correct copy of the Related Agreements. Borrower and each of its Subsidiaries, and to Borrower’s knowledge each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements. Except as expressly set forth in the Related Agreements to the contrary, the Related Transactions comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by Borrower and each of its Subsidiaries, and to Borrower’s knowledge each other party to the Related Agreements, in connection with the Related Transactions have been duly obtained and are in full force and effect. Except as expressly set forth in the Related Agreements to the contrary, all applicable waiting periods with respect to the Related Transactions have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. Except as expressly set forth in the Related Agreements to the contrary, the execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions does not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on Borrower or any of its Subsidiaries, or to Borrower’s knowledge any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which Borrower or any of its Subsidiaries is a party or by which Borrower or of its Subsidiaries is bound, or to Borrower’s knowledge to which any other party to the Related Agreements is a party or by which any such party is bound. Except as expressly set forth in the Related Agreements to the contrary, no statement or representation made in the Related Agreements by Borrower or any of its Subsidiaries, or to Borrower’s knowledge any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made. As of the Closing Date, (i) each of the representations and warranties contained in the Related Agreements made by Borrower and each of its Subsidiaries is true and correct in all material respects and (ii) to Borrower’s knowledge each of the representations and warranties contained in the Related Agreements made by any other Person is true and correct in all material respects.

12. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

(a) Maintenance of Records.

Borrower shall at all times keep, accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

(b) Notices.

Borrower shall:

(i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Administrative Agent of the proposed opening of an new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change in the location of Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state or other jurisdiction other than a state or other jurisdiction in which Borrower has previously advised Administrative Agent that such Goods will be used.

(ii) Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Administrative Agent if any Account or Inventory identified by Borrower to Administrative Agent as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

(iii) Litigation and Proceedings. Promptly upon becoming aware thereof, notify Administrative Agent of any actions or proceedings which are pending or threatened against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and of any Commercial Tort Claims of Borrower which may arise and of which an officer of Borrower is aware, which notice shall constitute Borrower’s authorization to amend Exhibit C to add such Commercial Tort Claim.

(iv) Names and Trade Names. Notify Administrative Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Administrative Agent in writing.

(v) ERISA Matters. Promptly notify Administrative Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of Borrower or any of its Subsidiaries, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi) Environmental Matters. Promptly notify Administrative Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any of its Subsidiaries or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects Borrower or any of its Subsidiaries or its business operations or assets or any properties at which Borrower or any of its Subsidiaries has transported, stored or disposed of any Hazardous Materials.

(vii) Default; Material Adverse Change. Promptly advise Administrative Agent of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of Borrower, PPL or Borrower and its Subsidiaries taken as a whole, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrower to Administrative Agent in writing.

(c) Compliance with Laws and Maintenance of Permits; OFAC Compliance.

Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect. Following any determination by Administrative Agent that there is non-compliance, or any condition which reasonably requires any action by or on behalf of Borrower or any of its Subsidiaries in order to avoid non-compliance, with any Environmental Law, Borrower shall at Borrower’s expense cause an independent environmental engineer acceptable to Administrative Agent to conduct such tests or assessments of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests or assessments, a proposed plan for remediation or corrective measures and an estimate of the costs thereof. Without limiting the foregoing, Borrower shall, and shall cause its Subsidiaries to, ensure that no person who owns a controlling interest in or otherwise controls Borrower or its Subsidiaries is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and without limiting the foregoing, shall comply, and shall cause its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

(d) Inspection and Audits.

Borrower shall permit, and shall cause each of it Subsidiaries to permit, Administrative Agent and Lenders, or any Persons designated by Administrative Agent, to call at Borrower’s places of business at any reasonable times, with reasonable prior notice to Borrower so long as no Event of Default is then continuing, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from the books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s and its Subsidiaries’ business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Administrative Agent may consider reasonable under the circumstances. Borrower shall furnish, and shall cause each of its Subsidiaries to furnish, to Administrative Agent such information relevant to Administrative Agent’s and/or any Lender’s rights under this Agreement and the Other Agreements as Administrative Agent shall at any time and from time to time request. Administrative Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Administrative Agent’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail or otherwise. Borrower authorizes and shall cause each Subsidiary to authorize, Administrative Agent and Lenders to discuss the affairs, finances and business of Borrower and its Subsidiaries with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower and its Subsidiaries with Borrower’s independent public accountants, provided, that Borrower shall be given a reasonable opportunity to have an officer present at any such meeting. Any such discussions shall be without liability to Administrative Agent or any Lender or to Borrower’s independent public accountants. Borrower shall pay to Administrative Agent all customary fees and all costs and out-of-pocket expenses incurred by Administrative Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder; provided, that such fees and expenses shall not exceed Twelve Thousand Five Hundred Dollars ($12,500) during any calendar year unless an Event of Default has occurred.

(e) Insurance.

Borrower shall:

(i) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Administrative Agent. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Administrative Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Administrative Agent, showing loss under such insurance policies payable to Administrative Agent, for the benefit of Administrative Agent and Lenders. Such endorsement, or an independent instrument furnished to Administrative Agent, shall provide that the insurance company shall give Administrative Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Administrative Agent to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Administrative Agent an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Administrative Agent; provided, that so long as no Event of Default is then continuing, Borrower may receive and retain proceeds of business interruption insurance. Borrower irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance. To the extent that Administrative Agent receives proceeds of insurance in excess of the then-outstanding Liabilities, Administrative Agent and Lenders shall deliver any excess proceeds to Borrower as directed by Borrower.

(ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to Administrative Agent and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Administrative Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Administrative Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Administrative Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Administrative Agent, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Administrative Agent deems advisable. Such insurance, if obtained by Administrative Agent, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All sums disbursed by Administrative Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrower to Administrative Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(f) Collateral.

Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted, and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. Borrower shall permit Administrative Agent and Lenders to examine any of the Collateral at any time and wherever the Collateral may be located and, Borrower shall, immediately upon request therefor by Administrative Agent, deliver to Administrative Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Borrower shall, at the request of Administrative Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Administrative Agent, of the security interest of Administrative Agent hereunder.

(g) Use of Proceeds.

All monies and other property obtained by Borrower from Administrative Agent and Lenders pursuant to this Agreement shall be used to consummate the Related Transactions and otherwise for business purposes of Borrower. Notwithstanding the foregoing, Borrower shall not use the proceeds of the Delayed-Draw Term Loan for any purpose other than funding the payment to the Seller of the Seller Earnout on the Delayed-Draw Term Loan Funding Date in accordance with Section 3 of the Purchase Agreement.

(h) Taxes.

Borrower shall file, and shall cause each of its Subsidiaries to file, all required tax returns and pay all of their taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower and its Subsidiaries shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Person’s financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) Borrower keeps on deposit with Administrative Agent (such deposit to be held without interest) an amount of money which, in the reasonable credit judgment of Administrative Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon or, at Borrower’s option, Administrative Agent maintains a reserve against Borrower’s ability to borrow under subsection 2(a) hereof in such amount; and (iv) if Borrower or any of its Subsidiaries fails to prosecute such contest with reasonable diligence, Administrative Agent may apply the money so deposited or advance a Revolving Loan against the reserved availability to make payment of such taxes. If Borrower or any Subsidiaries fails to pay any such taxes and in the absence of any such contest by Borrower or such Subsidiary, Administrative Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Administrative Agent shall constitute Loans hereunder, shall be payable by Borrower to Administrative Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(i) Intellectual Property.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by them.

(j) Checking Account.

Borrower shall maintain its primary collection and disbursement accounts with a Lender. Normal charges shall be assessed thereon. Although no compensating balance is required, Borrower must keep monthly balances in order to merit earnings credits which will cover Lender’s service charges for demand deposit account activities. In the event that such accounts are maintained at a Lender other than LaSalle, such Lender, Borrower and Administrative Agent shall enter into a deposit account control agreement with respect thereto in form and substance satisfactory to Administrative Agent.

(k) Interest Rate Protection.

Borrower shall enter into, not later than ninety (90) days after the Closing Date, a Hedging Agreement with a term of at least three (3) years on an ISDA standard form with one or more Lenders or Affiliates thereof or with counterparties reasonably acceptable to Administrative Agent to hedge the interest rate with respect to not less than one hundred percent (100%) of the principal amount of Term Loan A in form and substance reasonably satisfactory to the Administrative Agent.

13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a) Guaranties.

Borrower shall not, and shall not permit any of its Subsidiaries to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) guaranties of the ABN Facility, (ii) the guaranty by Borrower of indemnity obligations of PPL with respect to cash management operations, bank accounts and foreign exchange contracts with Barclays Bank; provided that there shall be no foreign exchange contracts subject to the guaranty other than those existing on the date hereof and listed on Schedule 13(a) hereto and (iii) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

(b) Indebtedness.

Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that each Borrower and any of its Subsidiaries may (i) borrow money from a person other than Administrative Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Administrative Agent and Lenders and in form and substance satisfactory to Administrative Agent is executed and delivered to Administrative Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures, not to exceed $500,000 in any Fiscal Year; (v) incur indebtedness with respect to the Cobra UK Loan; (vi) incur indebtedness with respect to promissory notes issued in respect of the Seller Earnout; (vii) incur indebtedness with respect to the Working Capital Note, provided, that after the closing of the ABN Facility, such indebtedness pursuant to the Working Capital Note shall not exceed $2,000,000 outstanding at any time; (viii) incur indebtedness at PPL in respect of the ABN Facility; (ix) incur indebtedness (to the extent deemed to be indebtedness) in respect of any Factoring Arrangements; and (x) incur indebtedness with respect to Hedging Liabilities as required pursuant to Section 12(k) and as incurred in the ordinary course of business (and not for speculative purposes) so long as the total Hedging Liabilities outstanding at any time (other than pursuant to Section 12(k)) does not exceed $4,000,000 outstanding at any time.

(c) Liens.

Borrower shall not, and shall not permit any of its Subsidiaries to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens and liens or other encumbrances on Accounts (and property rights and interests related to such Accounts) that are sold pursuant to a Factoring Arrangement.

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not, and shall not permit any of its Subsidiaries to, (i) enter into any merger or consolidation; (ii) change the jurisdiction of such Person’s organization or enter into any transaction which has the effect of changing such Person’s jurisdiction of organization (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business and sales of Accounts pursuant to a Factoring Arrangement; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Person’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest except (A) in connection with such Borrower’s stock option plans as in effect on the date hereof or arising after the date hereof (but subject to any limitations set forth in clause (B) of this subsection); (B) such Borrower may repurchase any of its shares of stock on the open market or pay cash dividends or distributions on its shares of stock so long as (x) the aggregate amount of such purchases, dividends and distributions does not exceed $1,200,000 during any calendar year, (y) and no Event of Default exists at the time of such payment or would be caused thereby; and (C) the transactions contemplated pursuant to subsection 13(b)(v), (vi) and (vii). Borrower shall promptly notify Administrative Agent of the filing of any Rule 13-d filing with the Securities Exchange Commission in respect of any Borrowers stock. Borrower shall not, and shall not permit any of its Subsidiaries to, form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

(e) Dividends and Distributions; Payments of Seller Earnout.

Borrower shall not declare or pay any cash dividend or other distribution on any class of its stock except as expressly permitted pursuant to subsection 13(d). Borrower shall not make any payments with respect to the Seller Earnout unless Excess Availability after giving effect to such payment would exceed Three Million and No/100 Dollars ($3,000,000).

(f) Investments; Loans.

Borrower shall not, and shall not permit any of its Subsidiaries to purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than (i) direct obligations of the United States, (ii) ordinary trade credit, (iii) notes or equity interests taken in restructuring or settlement of obligations of Account Debtors, (iv) investments in foreign subsidiaries for operations, not to exceed Three Million Dollars ($3,000,000) at any time (excluding any Letters of Credit issued hereunder for the benefit of such foreign subsidiary and any guaranty by Borrower of any Hedging Liabilities but including amounts outstanding under the Working Capital Note after the closing of the ABN Facility). Borrower shall not, and shall not permit any of its Subsidiaries to, lend or otherwise advance funds to any Person except for (A) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business not exceeding One Hundred Fifty Thousand Dollars ($150,000) in the aggregate outstanding to all Persons at any one time; (B) the Cobra UK Loans; (C) loans with respect to the Working Capital Note and (D) loans to employees to allow employees to exercise stock options so long as the amount of such loans advanced does not exceed $620,000 outstanding at any time.

(g) Fundamental Changes, Line of Business.

Borrower shall not, and shall not permit any of its Subsidiaries to amend its organizational documents or change its Fiscal Year (provided, that PPL may change its Fiscal Year from

March 31 to December 31 and PPL may amend its organizational documents to change the size, constitution and voting rights of its board of directors) or enter into a new line of business materially different from such Person’s current business.

(h) Equipment.

Borrower shall not, (i) permit any Equipment to become a Fixture to real property unless such real property is owned by Borrower, free and clear of any mortgage liens or is subject to a mortgage in favor of Administrative Agent, or if such real estate is leased, is subject to a landlord’s agreement in favor of Administrative Agent on terms acceptable to Administrative Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Administrative Agent.

(i) Use of Proceeds.

Neither Borrower nor any Affiliate shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of (i) purchasing any securities underwritten or privately placed by ABN AMRO Securities (USA) Inc. (“AASI”), an affiliate of LaSalle, (ii) purchasing from AASI any securities in which AASI makes a market, or (iii) refinancing or making payments of principal, interest or dividends on any securities issued by Borrower or any Affiliate, and underwritten, privately placed or dealt in by AASI.

(j) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, Borrower shall not, and shall not permit any of its Subsidiaries to, conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Person than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(k) Settling of Accounts.

Borrower shall not settle or adjust any Account identified by Borrower as an Eligible Account except for such settlements and adjustments made in the ordinary course of business and in a manner consistent with past practices, or with respect to which the Account Debtor is an Affiliate without the consent of Administrative Agent, provided, that following the occurrence and during the continuance of an Event of Default, Borrower shall not settle or adjust any Account without the consent of Administrative Agent.

(l) Management Fees; Compensation.

Borrower shall not, and shall not permit any of its Subsidiaries to, (i) pay any management or consulting fees to any employee, director or Affiliate (other than a Subsidiary), or (ii) pay annual aggregate compensation, whether as salary, bonus or otherwise, to all directors or officers of such Person which is on a basis inconsistent with past practices.

(m) Amendments to Related Agreements.

Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify, or waive any rights under any Related Agreement, other than amendments, modifications and waivers not materially adverse to the interests of Administrative Agent or any Lender.

(n) Cobra UK.

Cobra UK shall not have any material operations or own any material assets other than ownership of the equity of PPL, and shall not incur any indebtedness other than intercompany indebtedness permitted pursuant to this Agreement.

14. FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Tangible Net Worth.

Borrower’s Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” being defined for purposes of this subsection as (i) eight-five percent (85%) of Borrower’s actual Tangible Net Worth as of October 31, 2006, at all times from the date hereof through December 30, 2006 and (ii) thereafter, from the last day of each Fiscal Year of Borrower through the day prior to the last day of each immediately succeeding Fiscal Year of Borrower, the Minimum Tangible Net Worth during the immediately preceding period plus fifty percent (50%) of Borrower’s net income (but without reduction for any net loss) for the Fiscal Year ending on the first day of the current period as reflected on Borrower’s audited year end financial statement; and “Tangible Net Worth” being defined for purposes of this subsection as Borrower’s consolidated shareholders’ equity (including retained earnings) less the book value of all intangible assets (which shall consist of goodwill, intellectual property, prepaid expenses and deferred taxes) plus the amount of any debt subordinated to Administrative Agent and Lenders, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statements dated December 31, 2005 except as set forth herein.

(b) EBITDA.

Borrower shall not permit EBITDA for the calendar quarter ending on the date set forth below to be less than the amount set forth below for such period.

Period	Amount
The one calendar quarter period ending December 31, 2006	$3,225,000
The one calendar quarter period ending March 31, 2007	$1,750,000
The two calendar quarter period ending June 30, 2007	$4,100,000

(c) Total Debt to EBITDA Ratio.

Borrower shall not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
December 31, 2006	2.80:1.0
March 31, 2007	1.50:1.0
June 30, 2007	1.50:1.0
September 30, 2007	2.25:1.0
December 31, 2007	2.00:1.0
March 31, 2008	1.50:1.0
June 30, 2008	1.50:1.0
September 30, 2008	2.50:1.0
December 31, 2008	2.00:1.0
March 31, 2009	1.50:1.0
June 30, 2009	1.50:1.0
September 30, 2009	2.00:1.0
December 31, 2009	1.75:1.0
March 31, 2010	1.25:1.0
June 30, 2010	1.25:1.0
September 30, 2010	2.00:1.0
December 31, 2010	1.75:1.0
March 31, 2011	1.25:1.0
June 30, 2011	1.25:1.0
September 30, 2011	2.00:1.0

(d) Fixed Charge Coverage Ratio.

Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any period set forth below to be less than the applicable ratio set forth below for such period:

Computation Period Ending	Fixed Charge Coverage Ratio
June 30, 2007	1.05:1.0
Each fiscal quarter thereafter	1.25:1.0

(e) Capital Expenditure Limitations.

Borrower and its Subsidiaries shall not make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate cost of all such Capital Expenditures would exceed (i) $2,100,000 during the fiscal quarter ending December 31, 2006, (ii) $1,500,000 during the fiscal quarter ending March 31, 2007 or (iii) $2,750,000 during the six (6) months ending June 30, 2007.

15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a) Payment.

The failure of any Obligor (i) to pay when due, declared due, or demanded by Administrative Agent, at the request of the Requisite Lenders any principal amount of the Loans, or (ii) to pay within five (5) days of the date any other Liabilities are due, declared due or demanded by Administrative Agent, any of the other Liabilities.

(b) Breach of this Agreement and the Other Agreements.

The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements which failure remains uncured for more than ten (10) Business Days after the occurrence thereof.

(c) Breaches of Other Obligations.

The failure of any Obligor or any of Borrower’s other Subsidiaries to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor or other Subsidiary of Borrower under any other agreement with any Person if such failure could reasonably be expected to have a Material Adverse Effect or the occurrence of any payment default or any other breach or event of default which remains uncured past any applicable grace period, which breach or event of default would permit the creditor thereunder to accelerate the indebtedness thereunder under any other agreement or instrument evidencing indebtedness for borrowed money in excess of Five Hundred Thousand Dollars ($500,000) executed or delivered by Borrower or pursuant to which agreement or instrument Borrower or its properties is or may be bound.

(d) Breach of Representations and Warranties.

The making or furnishing by any Obligor, or any of Borrower’s other Subsidiaries to Administrative Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor or any of Borrower’s other Subsidiaries and Administrative Agent or any Lender, which is untrue or misleading in any material respect.

(e) Loss of Collateral.

The loss, theft, damage or destruction of, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral; provided that the loss, theft, damage or destruction (a “Loss”) of any of the Collateral shall not constitute an Event of Default hereunder if, (i) to the extent that such Losses involve Collateral which is insured, such Losses involve Collateral worth less than Five Million and No/100 Dollars ($5,000,000) for a single such event or worth less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) in the aggregate for all such events during any year of the Original Term; provided, that with respect to such Losses, coverage is not denied or excluded by the insurer and Administrative Agent is in receipt of all insurance proceeds relative thereto within one hundred eighty (180) days of the occurrence of such Loss; or (ii) to the extent that such Losses involve Collateral which is uninsured or for which coverage is denied or excluded by the insurer or for which Administrative Agent does not receive the proceeds within one hundred eighty (180) days of the occurrence of such Loss, such Losses involve Collateral worth less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) for a single event or worth less than One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000) in the aggregate for all such events during any year of the Original Term.

(f) Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

(g) Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor or any of Borrower’s other Subsidiaries, or alleging that such Obligor or Subsidiary of Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s or any of Borrower’s Subsidiaries’ debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor or any of Borrower’s other Subsidiaries; provided, however, that if such commencement of proceedings against such Obligor or such Subsidiary of Borrower is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings.

(h) Appointment of Receiver.

The appointment of a receiver or trustee for any Obligor or any of Borrower’s other Subsidiaries, for any of the Collateral or for any substantial part of any Obligor’s or any of Borrower’s other Subsidiaries’ assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor or any of Borrower’s other Subsidiaries which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor or such Subsidiary of Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings.

(i) Judgment.

The entry of any judgment or order in excess of Five Hundred Thousand Dollars ($500,000) against any Obligor or any other Subsidiary of Borrower which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

(j) Death or Dissolution of Obligor.

The death of any Obligor who is a natural Person, or of any general partner who is a natural Person of any Obligor which is a partnership, or any member who is a natural Person of any Obligor which is a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

(k) Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Administrative Agent or any Lender pursuant to which such Person has guaranteed to Administrative Agent and Lenders the payment of all or any of the Liabilities or has granted Administrative Agent a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities.

(l) Criminal Proceedings.

The institution in any court of a criminal proceeding against any Obligor or any other Subsidiary of Borrower, or the indictment of any Obligor or any other Subsidiary of Borrower for any crime.

(m) Change of Control.

The acquisition by any Person, or two or more Persons acting in concert (other than any member of existing management as of the date hereof) of beneficial ownership (within the meaning of Rule 13-d-3 of the Securities and Exchange Commission under the federal Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the outstanding shares of voting stock of Borrower.

16. REMEDIES UPON AN EVENT OF DEFAULT.

(a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) Upon the occurrence of an Event of Default, Administrative Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Administrative Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Administrative Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Administrative Agent shall have the right to store the same at any of Borrower’s premises without cost to Administrative Agent or Lenders. At Administrative Agent’s request, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Administrative Agent at one or more places to be designated by Administrative Agent and reasonably convenient to Administrative Agent and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Administrative Agent and Lenders, and agrees that Administrative Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Administrative Agent and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Administrative Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Administrative Agent of any of the Collateral may be applied by Administrative Agent to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Administrative Agent toward the payment of such of the Liabilities, and in such order of application, as Administrative Agent may from time to time elect.

17. CONDITIONS PRECEDENT.

The obligation of Administrative Agent and Lenders to fund Term Loan A and the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a) Administrative Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”);

(b) Administrative Agent shall have received (i) consolidated financial statements for Borrower and its Subsidiaries for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and for PPL for the fiscal years ended March 31, 2004, March 31, 2005 and March 31, 2006 and (ii) unaudited interim consolidated financial statements for Borrower and its Subsidiaries and for PPL for the most recent fiscal month for which such financial statements are available, in each case on a year-to-date basis;

(c) The Related Transactions shall have been completed (or concurrently with the initial credit extension hereunder will be completed) in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Administrative Agent).

(d) Administrative Agent shall have received evidence acceptable to the Administrative Agent that after giving effect to the transactions contemplated hereby and the Related Transactions, (i) Borrower shall have Excess Availability of at least Eleven Million and No/100 Dollars ($11,000,000), (ii) Borrower’s EBITDA calculated on a pro forma basis for the twelve-month period ending on the Closing Date shall not be less than Twelve Million Four Hundred Thousand and No/100 Dollars ($12,400,000) and (iii) Borrower’s Total Debt to EBITDA Ratio calculated on a pro forma basis shall be no greater than 2.50 to 1.0;

(e) Administrative Agent shall have received evidence acceptable to Administrative Agent that (i) the sum of (x) the aggregate purchase price with respect to the Related Transactions and (y) the amount required to refinance all existing indebtedness of PPL assumed on the closing date shall not exceed Twenty-Four Million Five Hundred Thousand and No/100 Dollars ($24,500,000), and (ii) the aggregate fees and expenses with respect to the Related Transactions shall not exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000);

(f) Since December 31, 2005, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect (exclusive of the effect of a special charge in the amount of Four Million Six Hundred Fifty Thousand and No/100 Dollars ($4,650,000)) for write-downs of Inventory and non-recurring engineering expenses), as determined by Administrative Agent or Requisite Lenders in their sole discretion;

(g) Administrative Agent shall have received payment in full of all fees and expenses payable to it by Borrower or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

(h) Borrower shall have delivered projected income statements, balance sheets and cash flow statements prepared by Borrower after giving effect to the transactions set forth herein and the related transactions; and

(i) The Obligors shall have executed and delivered to Administrative Agent all such other information documents, instruments and agreements which Administrative Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

18. SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

On a weekly basis (or more frequently if requested by Administrative Agent) (a “Settlement Date”), Administrative Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by Administrative Agent on behalf of such Lender to Borrower). If such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Administrative Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata

Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Administrative Agent in accordance with Administrative Agent’s instructions. In addition, payments actually received by Administrative Agent with respect to the following items shall be distributed by Administrative Agent to Lenders as follows:

(a) Within one (1) Business Day of receipt thereof by Administrative Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in subsection 2(a)(i), so that Administrative Agent shall receive interest on the Disproportion Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b) Within one (1) Business Day of receipt thereof by Administrative Agent, payments to be applied to the Letter of Credit fee set as provided in Section 3(a) hereof shall be paid to each Lender in proportion to its Pro Rata Share;

(c) Within one (1) Business Day of receipt thereof by Administrative Agent, payments to be applied to the closing fee as provide in subsection 4(c)(i) shall be paid to each Lender in proportion to its Pro Rata Share;

(d) Within one (1) Business Day of receipt thereof by Administrative Agent, payments to be applied to the unused line fee set forth in subsection 4(c)(ii) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and

(e) Within one (1) Business Day or receipt thereof by Administrative Agent, payments to be applied to the Delayed-Draw Non-Use Fee set forth in subsection 4(c)(iii) hereof shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, Administrative Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrower to Administrative Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Administrative Agent as required in this Agreement.

19. AGENT.

(a) Appointment of Administrative Agents.

(i) Each Lender hereby designates LaSalle as Administrative Agent to act as herein specified. Each Lender hereby designates National City Bank as Documentation Agent. Each Lender hereby irrevocably authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Administrative Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders. Administrative Agent may perform any of its duties hereunder by or through its agents or employees.

(ii) The provisions of this Section 19 are solely for the benefit of Administrative Agent and Lenders, and neither Borrower nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions hereof (other than rights specifically granted to Borrower pursuant to subsections 19(i) and 19(j)(iv)). In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

(b) Nature of Duties of Administrative Agent.

Administrative Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Administrative Agent nor any of its officers, directors, employees or agents shall not be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Administrative Agent shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein.

(c) Lack of Reliance on Administrative Agent.

(i) Independently and without reliance upon Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Administrative Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Administrative Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(ii) Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or any notes or the financial or other condition of any Obligor. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the notes, or the financial condition of any Obligor, or the existence or possible existence of any Default or Event of Default.

(d) Certain Rights of Administrative Agent.

Administrative Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Administrative Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

(e) Reliance by Administrative Agent.

Administrative Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or in connection herewith. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Administrative Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f) Indemnification of Administrative Agent.

To the extent Administrative Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Administrative Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 19(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

(g) Administrative Agent in its Individual Capacity.

With respect to the Loans made by it pursuant hereto, Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

(h) Holders of Notes.

Administrative Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

(i) Successor Administrative Agent.

(i) Administrative Agent may, upon five (5) business days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Administrative Agent pursuant to the provisions of this subsection 19(i)) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Administrative Agent, provided, that if no Event of Default is then existing, such appointment shall require the consent of Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Administrative Agent may, on behalf of Lenders (and if no Event of Default is then existing, with the consent of Borrower, which consent shall not be unreasonably withheld), appoint a successor Administrative Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00).

(ii) Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

(j) Collateral Matters.

(i) Each Lender authorizes and directs Administrative Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

(ii) Administrative Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Administrative Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement (including pursuant to Factoring Arrangements) and (y) in connection with the repayment in full of all of the Liabilities by Borrower and the termination of all obligations of Administrative Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders in the manner set forth above, Administrative Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Administrative Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Administrative Agent shall not be required to execute any such release on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(iii) Lenders hereby agree that the lien granted to Administrative Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Administrative Agent’s lien shall attach to and continue for the benefit of Administrative Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(iv) To the extent, pursuant to the provisions of this subsection 19(j), Administrative Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days’ prior written request by Borrower, Administrative Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Administrative Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(v) Administrative Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any other Obligor or is cared for, protected or insured or that the liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 19 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(k) Actions with Respect to Defaults.

In addition to Administrative Agent’s right to take actions on its own accord as permitted under this Agreement, Administrative Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Administrative Agent.

(l) Delivery of Information.

Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(m) Demand.

Subject to the terms of this Agreement, Administrative Agent shall make demand for repayment by Borrower of all Liabilities owing by Borrower hereunder, after the occurrence of an Event of Default, upon the written request of Requisite Lenders. Administrative Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Administrative Agent to take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Administrative Agent in this Agreement.

(n) Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Administrative Agent for the benefit of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice, Administrative Agent will notify each Lender of such receipt.

(o) Documentation Agent.

Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any of the Other Agreements, Documentation Agent shall not have any duties or responsibilities (except as specifically described in this Agreement), nor shall the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender or Obligor and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Other Agreements or otherwise exist against the Documentation agent. If, at any time National City Bank is no longer a Lender hereunder, National City Bank shall be deemed to have resigned as Documentation Agent and no new Documentation Agent will be appointed.

20. ASSIGNABILITY.

(a) Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Administrative Agent and all Lenders.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c) Each Lender may, with the consent of Administrative Agent and, so long as no Event of Default is then continuing, Borrower, which consents shall not be unreasonably withheld, but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D (the “Assignment and Acceptance”), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million and No/100 Dollars ($5,000,000.00) (or all of such Lender’s remaining Loans and Loan Commitments). Upon such execution and delivery of the Assignment and Acceptance to Administrative Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 23 of the Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance Agreement in the form of Exhibit D hereto (an “Assignment and Acceptance”), the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Obligor or the performance or observance by Borrower or any other Obligor of its obligations under this Agreement, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 9 of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Administrative Agent shall, maintain at its address referred to in Section 24 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitments and Term Loan Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, (iii) give notice thereof to Administrative Agent on the date of receipt and (iv) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Administrative Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in an amount equal to the maximum amount of Loans such assignee may at any time make under the terms of this Agreement and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the maximum amount of Loans such assigning Lender may at any time make under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(g) Each Lender may sell participations (without the consent of Administrative Agent, Borrower or any other Lender) to one or more parties, in or to all (or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment, or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement and (v) any such participant shall agree to be bound by the confidentiality provisions set forth in Section 28 hereof.

(h) Each Lender agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower so long as such potential assignee or participant agrees to be bound by the confidentiality provisions of Section 28 hereof prior to receiving any such information.

21. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any of the Other Agreements, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Revolving Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to Borrower, other than in connection with the increase of the Maximum Revolving Loan Limit in accordance with Section 2(a) hereof, (ii) reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any scheduled payment in respect of principal (excluding mandatory prepayments) of, or interest on, the Loans or any fees hereunder, including any extension of the maturity date of the Liabilities, (iv) change the Pro Rata Shares of Lenders, other than in connection with the increase of the Maximum Revolving Loan Limit in accordance with Section 2(a) hereof, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 21, or change the definition of Requisite Lenders, (vi) increase by more than 5% the advance rates set forth in subsection 2(a) hereof or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 19(j) hereof), release or subordinate any liens in favor of Administrative Agent, for the benefit of Administrative Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Administrative Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Administrative Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Revolving Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of this Section 21.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Administrative Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 20 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Administrative Agent to such non-consenting Lender of Administrative Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

22. NONLIABILITY OF AGENTS AND LENDERS.

The relationship between Borrower, Administrative Agent and Lenders shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

23. INDEMNIFICATION.

Borrower agrees to defend (with counsel satisfactory to the Indemnified Party (as defined below)), protect, indemnify and hold harmless each Administrative Agent and each Lender, each affiliate or subsidiary of each Administrative Agent and each Lender, and each of their respective officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Section 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

24. CUSTOMER IDENTIFICATION - USA PATRIOT ACT NOTICE.

Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies Borrower and its Subsidiaries that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies Borrower and its Subsidiaries, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow such Lender or LaSalle, as applicable, to identify Borrower and its Subsidiaries in accordance with the Act.

25. NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Administrative Agent shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Steven Marks, facsimile number: (312) 904-4660, in the case of a Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement and in the case of Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

26. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Borrower to Administrative Agent and Lenders for their acceptance or rejection at Administrative Agent’s principal place of business as an offer by Borrower to borrow monies from Administrative

Agent and Lenders now and from time to time hereafter, and shall not be binding upon Administrative Agent or any Lender or become effective until accepted by Administrative Agent and Lenders, in writing, at said place of business. If so accepted by Administrative Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Administrative Agent and Lenders to accept this Agreement, Borrower irrevocably agrees that, subject to Administrative Agent’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby agrees that service of legal process may be made by U.S. mail to Borrower at its address set forth as its principal place of business on Exhibit A hereto and in the manner set forth in Section 24 hereof. Borrower agrees that service of such process upon such person shall constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

27. HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

28. POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointment of Administrative Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

29. CONFIDENTIALITY.

Borrower, Administrative Agent and each Lender hereby agree and acknowledge that any and all information relating to Borrower which is (i) furnished by Borrower to Administrative Agent or any Lender (or to any affiliate of Administrative Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Administrative Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents (all of which parties shall be subject to the confidentiality restrictions set forth herein) and regulators, and upon the order of a court or other governmental agency having jurisdiction over Administrative Agent or such Lender or such affiliate, to any other party. Borrower, Administrative Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrower hereby consents to Administrative Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

30. COUNTERPARTS.

This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

31. ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Administrative Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Administrative Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Administrative Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Administrative Agent (which approval has not been revoked or modified by Administrative Agent) and sent to Borrower in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

32. WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWER, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWER, AGENT AND LENDERS. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

(b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Borrower hereby waives the benefit of any law that would otherwise restrict or limit Administrative Agent or any Lender or any affiliate of Administrative Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Administrative Agent or any Lender or such affiliate of Administrative Agent or any Lender to Borrower, including, without limitation any deposit account at Administrative Agent or any Lender or such affiliate.

(d) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

(e) Administrative Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Administrative Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Administrative Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Administrative Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Administrative Agent and/or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Administrative Agent, Requisite Lenders or all Lenders, as required herein, and directed to Borrower specifying such suspension or waiver.

33. EFFECT OF AMENDED AND RESTATEMENT.

Upon the execution and delivery of this Agreement and the satisfaction of the other conditions set forth in Section 17, the indebtedness and other liabilities of each Obligor previously governed by the Original Loan Documents shall continue in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement and the Other Agreements. Such liabilities, together with any and all additional liabilities incurred by each Obligor hereunder or under any of the other Loan Documents, shall continue to be secured by, among other things, the Original Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth herein and in the Other Agreements. The execution and delivery of this Agreement shall not constitute a novation or repayment of the indebtedness outstanding under the Original Loan Documents. Borrower hereby acknowledges and agrees that any and all references in any Other Agreements to the Original Loan Documents shall be deemed to be amended to refer to this Agreement.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

COBRA ELECTRONICS CORPORATION

By	/s/ Michael Smith
Title	Senior Vice President and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By	/s/ Steven M. Marks
Title	Senior Vice President

Revolving Loan Commitment: $28,806,000.00 Term Loan A Commitment: $5,041,000.00 Delayed-Draw Term Loan Commitment: $4,753,000.00
Address: 135 South LaSalle Street Chicago, Illinois 60603-4105 Attention: Steven Marks
Telecopy Number: (312) 904-4660

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NATIONAL CITY BANK, as a Lender

By	/s/ Michael L. Monninger
Title	Vice President

Revolving Loan Commitment: $11,194,000.00 Term Loan A Commitment: $1,959,000.00 Delayed-Draw Term Loan Commitment: $1,847,000.00
Address: One North Franklin, Suite 3600 Chicago, Illinois 60606 Attention: Michael L. Monninger
Telecopy Number: (312) 384-4666

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